Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of October 20, 2014 by and among Dale R. Carlsen (the “Executive”), Mattress Firm Holding Corp., a Delaware corporation (“MFHC”) and Mattress Firm, Inc., a Delaware corporation (“MFI”) (MFHC and MFI are referred to herein collectively as the “Company”).

WHEREAS, pursuant to the Purchase and Sale Agreement dated September 3, 2014 (“PSA”), the Dale R. Carlsen Stock Trust U.D.T. August 5, 1997, a revocable trust of which the Executive is the sole trustee and the Executive and his wife are the primary beneficiaries (“Carlsen Trust”), is selling to MFI its shares of The Sleep Train, Inc., California corporation, including the associated goodwill, for good and valuable consideration (“Transaction”); and

WHEREAS, the Company and The Sleep Train, Inc. (“Sleep Train”) intend to conduct after the Transaction similar business as that of Sleep Train in areas where Sleep Train carried on and transacted its business, and the Executive and the Carlsen Trust agreed to certain noncompetition and nonsolicitation provisions in conjunction with the Transaction as set forth in the PSA, without which the Company would not have purchased the shares of Sleep Train or paid a substantially lower purchase price; and

WHEREAS, the Executive has agreed to serve as the sole President and sole Chief Strategy Officer of the Company; and

WHEREAS, the Company and the Executive desire to enter into an employment agreement to set forth certain terms of his employment relationship and as a means to incentivize the Executive to continue in an employment relationship with the Company;

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MFHC, the Executive and MFI agree as follows:

Section 1.                   Agreement to Employ; No Conflicts.  Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company.  The Executive represents and agrees that (a) he is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound, (b) he has not violated, and in connection with his employment with the Company will not violate, any non-competition, non-solicitation or other similar covenant or agreement by which he is or may be bound and (c) in connection with his employment with the Company he will not use any confidential or proprietary information he may have obtained in connection with his employment with any prior employer in breach of his obligations thereto (it being agreed for the avoidance of doubt that the Company will cause Sleep Train to permit such use in connection with his employment with the Company).

Section 2.                   Employment Duties.  During the Term (as defined below), the Executive shall serve as sole President and sole Chief Strategy Officer of the Company and shall report to, and be subject to the direction and control of, the Company’s Chief Executive Officer.  In such capacity, the Executive will be the Company’s second highest ranking executive officer, will have such duties and such authority over the affairs of the Company as are consistent with the customary responsibilities of an executive officer with the title of sole President and sole Chief Strategy Officer, will primarily support the Chief Executive Officer and will be tasked with evaluating, creating, developing and implementing the Company’s strategic direction and overseeing and executing specific projects relating to the strategic growth of the Company, subject to the direction and final approval of the Chief Executive Officer, and provide senior executive level support and perform such other executive duties for the Company as shall be reasonably directed by the Board of Directors of MFHC (the “Board”) or the Chief Executive Officer.  Further, the Chief Operating Officer(s) of the Company shall report to the Executive in his role as the Chief Strategy Officer, subject to any changes in the reporting structure approved or directed by the Board.  During the Term, the Executive shall devote his time, energy, experience and talents to such employment, and his best efforts to advance the interests of the Company and its subsidiaries and other Affiliates, and the Executive shall not engage in any other business activities, directly or indirectly, as an employee, director, consultant or in any other capacity, whether or not he receives any compensation therefor, without the prior written consent of the Board; provided that the Executive may perform the following activities without the prior written consent of the Board, only to the extent that such activities do not interfere with or otherwise affect the performance of the Executive’s duties pursuant to this Agreement: (i) if invited to do so, serve on the board of directors of another company, subject to the approval of the Board, which shall not be withheld unreasonably; (ii) manage his personal and family investments and estate planning (including the Carlsen Trust) in a manner not in violation of this Agreement or the PSA; and (iii) engage in philanthropic, charitable and community activities.  Further, the Executive is permitted to continue his philanthropic involvement with The Ticket to Dream Foundation and Our Little Light Foundation (the “Foundations”), provided that such participation and involvement with the Foundations do not interfere with the Executive’s duties and performance pursuant to this Agreement.  Subject to the Executive or his affiliate’s owning and renting space to the Company or its Affiliates for two (2) buildings as referenced in the Disclosure Schedule to the PSA, the Executive will comply with internal policies and any rules, regulations or inquiries by the Company or any government agency regarding related-party transactions.  For purposes of this Agreement, “Affiliate” shall mean any person or entity that, directly or indirectly, is controlled by MFHC, including consolidated subsidiaries of MFHC.  For the avoidance of doubt, it is expressly agreed and understood that Affiliate shall not otherwise include any other person affiliated with J.W. Childs Associates, L.P.  As used herein, “controlled by” means the possession, directly or indirectly, of the power to vote 50% or more of the outstanding voting securities of, or voting interest in, such person or entity or otherwise direct the management policies of such person or entity, by contract, agreement or otherwise.

Section 3.                   Term of Employment.  The term of the Executive’s employment under this Agreement shall commence on the date hereof, and, unless earlier terminated pursuant to Section 7, will continue under this Agreement until and through the last day of the Company’s fiscal year ending closest to January 31, 2017 (the “Initial Expiration Date”), provided, however, that effective upon the Initial Expiration Date and the last day of each subsequent fiscal year of the Company (each, an “Extension Date”), the Term shall be automatically extended upon the same terms and conditions for an additional period of one (1) fiscal year from the scheduled expiration of the Term (prior to giving effect to such one (1) year extension) unless either the Company or the Executive shall have notified the other in writing at least three (3) months prior to the next Extension Date that such party does not desire to have the Term so extended.  The term of this Agreement, as from time to time extended or renewed, is hereafter referred to as the “Term.”

Section 4.                   Place of Employment.  The Executive’s principal place of employment shall be within 25 miles of Rocklin, California.  The Executive will not be required to relocate to Houston, Texas.  Notwithstanding the foregoing, the Executive acknowledges that the duties to be performed by the Executive hereunder are such that the Executive may be required to travel extensively, subject to the terms and conditions hereof.

Section 5.                   Compensation; Reimbursement.  During the remainder of the Term, the Company shall pay or provide to the Executive, in full satisfaction for his services provided hereunder, the following:

(a)                     Base Salary. During the Term the Company shall pay the Executive a base salary of $450,000 per year (the “Initial Base Salary”), payable not less frequently than semi-monthly in accordance with the payroll policies of the Company for senior executives as from time to time in effect (the “Payroll Policies”), less such amounts as may be required to be withheld by applicable federal, state and local law and regulations.  Commencing February 1, 2015 and on each subsequent February 1 during the Term, the Base Salary shall be increased to an amount at least equal to the product of the Initial Base Salary times the quotient of the United States Bureau of Labor Statistics Revised Consumer Price Index, All Items Figures for Urban Wage Earners and Clerical Workers (1982-84 = 100) (hereinafter, the “CPI-W”) for the most recent month for which the CPI-W is available, divided by 233.443, the CPI-W for June 2014; provided, however, that a decline in the CPI-W shall not result in a reduction of the Executive’s Base Salary.

Employment Agreement — Dale R. Carlsen

(b)                     Cash Bonus.

(i)                         For each fiscal year of the Company during the Term, the Executive will be eligible to receive a cash bonus, with the amount of the bonus to be determined by the Company based on the EBITDA achieved by the Company in such fiscal year relative to the annual EBITDA target for such fiscal year set forth in the Company’s annual management plan pursuant to the Mattress Firm Holding Corp. Executive Annual Incentive Plan (or such other bonus plan maintained by the Company for its senior executives) (as to a given fiscal year, the “Annual EBITDA Target”).  The Executive’s target bonus for each fiscal year will be 60% of Base Salary for such fiscal year if the Company achieves 100% of the Annual EBITDA Target for such fiscal year.  If the Company achieves more than 100% of the Annual EBITDA Target, the Executive may receive a bonus of up to 100% of Base Salary pursuant to terms established by the Board.  If the Company does not achieve more than 90% of the Annual EBITDA Target, the Executive will be entitled to no cash bonus.  If the Company achieves between 90% and 100% of the Annual EBITDA Target, the cash bonus will be determined by linear interpolation between 0% and 60% of Base Salary.  By way of example, if the Company achieves 95% of the Annual EBITDA Target, the bonus shall be equal to 30% of Base Salary.  “EBITDA” shall be determined as provided in the Mattress Firm Holding Corp. Executive Annual Incentive Plan (or such other bonus plan maintained by the Company for its senior executives).

(ii)                      In addition to the bonus described above, with respect to each fiscal year of the Company during the Term, the Executive will be eligible to share with other members of senior management of the Company, in a percentage to be determined by the Board, an incremental bonus pool of 10% of the amount of annual EBITDA in excess of a second, higher annual EBITDA target for such fiscal year as set forth in the Company’s annual management plan pursuant to the Mattress Firm Holding Corp. Executive Annual Incentive Plan (or such other bonus plan maintained by the Company for its senior executives) (the “Maximum Annual EBITDA Target”).

(iii)                   The Annual EBITDA Target and the Maximum Annual EBITDA Target for each fiscal year shall be determined annually by the Board or the Compensation Committee of the Board in good faith.  Whether the Annual EBITDA Target or the Maximum Annual EBITDA Target for any fiscal year has been achieved, in whole or in part, will be determined by the Board or the Compensation Committee of the Board.

(iv)                  Any bonus payable hereunder for an applicable fiscal year shall be paid after the Board has reviewed the Company’s final audited consolidated financial statements for the applicable fiscal year, provided, however, that the bonus payable for a fiscal year shall be paid no later than the date that is two and one-half months after the end of the calendar year in which such fiscal year ended.  The Executive must be employed by the Company on the last day of the applicable fiscal year for which a bonus is payable hereunder in order to receive any such bonus for such fiscal year.  If for any reason other than the Company’s termination of the Executive’s employment for Cause or the Executive’s resignation without Good Reason, the employment of the Executive terminates on or after the last day of any fiscal year for which a bonus is payable hereunder but before such bonus has been paid, the Executive shall be paid such bonus in accordance with this Section 5(b)(iv) (including, for the avoidance of doubt, in the event that the employment of the Executive is terminated due to the provision of notification pursuant to Section 3 that the Term will not continue beyond its then scheduled expiration date).

(c)                      Expenses.  The Company shall pay or reimburse the Executive for ordinary and necessary business expenses incurred by him in the performance of his duties contemplated hereby in accordance with the Company’s usual policies upon receipt from the Executive of written substantiation of such expenses in accordance with the Company’s usual policies.  Such payments under this Section 5(c) shall be made within ten (10) business days after the delivery of the Executive’s written request for the payment accompanied by such evidence of fees and expenses incurred as the Company may reasonably require, provided that such request is made no later than thirty (30) days after such expense is incurred.  The amount of expenses eligible for reimbursement pursuant to this Section 5(c) during a given taxable year of the Executive shall not affect the amount of expenses eligible for reimbursement in any other taxable year of the Executive.  The right to reimbursement pursuant to this Section 5(c) is not subject to liquidation or exchange for another benefit.

(d)                     Vacation and Other Time Off.  The Executive shall be entitled to twenty (20) business days of vacation per year, accrued in accordance with the Company’s vacation policy, prorated for any partial years of service.  Any rollover of vacation days will be pursuant to the Company’s vacation policy, provided however, that the Executive may rollover any accrued vacation days from his prior employment with Sleep Train.

(e)                      Benefits.  During the remainder of the Term, the Executive shall be entitled to continue to participate in all medical, dental, vision, disability insurance, life insurance, retirement, savings and any other employee benefit plans or programs (other than a car allowance) which are otherwise generally made available by the Company to its senior executives, including the Chief Executive Officer; provided, however, that the Company shall be entitled to amend or terminate any employee benefit plans which are applicable generally to the Company’s senior executives (including the Chief Executive Officer), officers or other employees.  Further, for so long as any Sleep Train employee benefit plans in which the Executive participates are maintained after the date hereof, the Executive shall be eligible to participate in such plans.    Hotel accommodations used by the Executive and any other executives of the Company traveling with the Executive shall be of at least 4-star quality such as at a Hyatt, Hilton, Sheraton, Marriott or Western hotel, notwithstanding any travel policy of the Company.  Further, the Executive shall be entitled to participate in any change of control plan adopted by the Board, and for so long as the Executive is concurrently serving as an employee and director of the Company, the Executive is entitled to compensation and any other benefits for which all other Company employee-directors are eligible, including rights under any directors and officers insurance maintained by the Company.

(f)                       Use of Company Aircraft.  The Executive shall be permitted to use the Company’s owned or leased aircraft, or other chartered aircraft, for 300 hours of flight time (“Agreed Hours”) for business-related travel, as long as the Executive is an officer or director of the Company, except where the Executive has been required by the Chief Executive Officer or the Board to travel in excess of the original Agreed Hours due to reasons that could not have been reasonably anticipated at the time the Agreed Hours were determined by the Executive and the Company, in which case the Agreed Hours shall be adjusted upward accordingly.  The Executive shall inform the Company’s Human Resources Department of his use of such aircraft not directly related to the performance of the Executive’s duties for the Company.  The Executive agrees and consents to deductions from his compensation of the Company’s actual direct out-of-pocket cost (as reasonably determined by the Company from time to time) arising out of his personal or non-work related use, or business-related use in excess of the Agreed Hours or any adjusted Agreed Hours as applicable, of any such aircraft.  In addition, as long as the Executive remains an employee or director of the Company, any business-related travel by the Executive on commercial airlines shall be in first class.

(g)                      Company Vehicle.  The Company agrees to sell to the Executive the 2007 BMW 650i previously provided to the Executive by Sleep Train (“Vehicle”) for $100, provided that the Executive is purchasing the Vehicle in a condition that is “as is” and will be responsible for all maintenance and repair at all times after the date hereof.

Section 6.                   Equity Participation.  The Executive shall be eligible to receive equity grants under the Mattress Firm Holding Corp. 2011 Omnibus Incentive Plan as may be awarded by the Compensation Committee of the Board from time to time.  Subject to the approval of the Compensation Committee of the Board, and in accordance with Company policies, participation will include grants of stock-based equity awards to the Executive and annual long-term incentive grants commensurate with the Executive’s position, provided that the Executive continues to be employed by the Company.  The Executive shall be entitled to an equity award grant, subject to approval by the Compensation Committee of the Board.

Section 7.                   Termination.  The Executive’s employment hereunder may be terminated as follows:

(a)                     Upon Disability.

(i)                         If during the Term, the Executive shall become physically or mentally disabled, whether totally or partially, either permanently, or in the good faith determination of the Board, based on the opinion of a physician selected by the Board, who need not be the Executive’s normal treating physician, the Executive is unable to substantially and competently perform the essential functions of his duties hereunder for a period of ninety (90) consecutive days or for one hundred twenty (120) days during any six-month period as a result of such disability, with or without a reasonable accommodation (a “Disability”), the Company may terminate the Executive’s employment hereunder.  To assist the Board in making that determination, the Executive shall, as reasonably requested by the Board, (A) make himself available for medical examinations by one or more physicians chosen by the Board and (B) use all reasonable efforts to cause his own physician(s) to be available to discuss with the Board such Disability.

(ii)                      Upon termination of the Executive’s employment for Disability, the Company shall not be obligated to make any salary, bonus or other payments or to provide any benefits under this Agreement (other than (1) payments in respect of the Base Salary then in effect for services rendered, (2) expenses incurred through the date of such termination, and (3) accrued and unpaid benefits pursuant to any medical, vision dental, disability insurance, life insurance, retirement, vacation, savings or any other employee benefit plans or programs in which the Executive participates on the Executive’s last day of employment hereunder, which shall be paid in accordance with the Company’s plans and applicable law (collectively, “Accrued Termination Obligations”)); provided, however, that, in addition to the Accrued Termination Obligations, the Company shall (A) pay to the Executive, or the legal representative of the Executive, or his estate, the Base Salary at the rate in effect on the date of termination (less any amounts that the Executive receives pursuant to any Company-sponsored long-term disability insurance policy for the Executive as and if in effect at the date of termination) in equal installments in accordance with the Payroll Policies for a period of eighteen (18) months following such termination, (B) reimburse the Executive for the premiums the Executive pays for any continued medical, vision and dental coverage for the Executive and the Executive’s eligible dependents under the Company’s group health plans for eighteen (18) months following the date of such termination as provided in Section 7(j) and (C) if applicable, continue to provide disability insurance coverage for the Executive to the extent necessary to continue benefits which the Executive became entitled to receive prior to the termination of his employment with the Company; and provided, further, that the Company shall be entitled to amend or terminate any plans which are applicable generally to the Company’s senior executives (including the Chief Executive Officer), officers or other employees.  If the Executive is not a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Final Department of Treasury Regulations issued thereunder (collectively, “Section 409A”) at the time of termination (“Specified Employee”), the Company shall pay the Executive the cash severance benefits described in clause (A) in accordance with the Payroll Policies commencing on the first payroll date under the Payroll Policies that coincides with or immediately follows the date that is sixty (60) days following the date of the Executive’s “separation from service” within the meaning of Section 409A (“Separation From Service”).  The Executive will not be permitted to specify the year in which his payment will be made.  If the 60-day period spans two taxable years of the Executive, the cash severance benefits will begin to be paid in the later of such taxable years.  In the event that the Company is described in Section 409A(a)(2)(B)(i) of the Code and the Executive is a Specified Employee, the Company shall pay the Executive the cash severance benefits described in clause (A) in accordance with the Payroll Policies; provided, however, that the payments for the first six (6) months, to the extent (if any) such payments are subject to Section 409A of the Code, shall be accumulated and paid to the Executive on the date that is six (6) months and one day following the date of the Executive’s Separation From Service to the extent that earlier payment would result in adverse tax consequences under Section 409A.  Whether a Specified Employee or not, the Executive will not be paid the cash severance benefits described in clause (A) or entitled to the benefits described in clause (B) (except for the Executive’s rights under section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)), if the Executive has not fulfilled the Mutual Release requirements as applicable and as set forth in Section 7(h) below, and the Executive shall forfeit any right to such payments and benefits.

(b)                     Upon Death.

(i)                         If the Executive dies during the Term, the Executive’s employment hereunder shall automatically terminate as of the close of business on the date of his death.

(ii)                      Upon termination of the Executive’s employment as result of the Executive’s death, the Company shall not be obligated to make any salary, bonus or other payments or to provide any benefits under this Agreement (other than the Accrued Termination Obligations); provided, however, that, in addition to the Accrued Termination Obligations, the Company shall pay to the Executive’s estate the Base Salary at the rate in effect on the date of termination in equal installments in accordance with the Payroll Policies for a period of eighteen (18)  months. These installment payments shall be paid in accordance with the Payroll Policies commencing on the first payroll date under the Payroll Policies that coincides with or immediately follows the date of the Participant’s death.

(c)                      For Cause.  The Company may terminate the Executive’s employment hereunder at any time, effective immediately upon written notice to the Executive, for Cause (as defined below) and all of the Executive’s rights to payments and any other benefits otherwise due hereunder (other than Accrued Termination Obligations) shall cease upon such termination.  The Company shall have “Cause” for termination of the Executive if any of the following has occurred:

(i)                         the Executive’s dishonesty or bad faith in connection with the performance of his duties;

(ii)                      a refusal or failure by the Executive to use his reasonable efforts to perform duties of a reasonably objective standard that are consistent with the office(s) held by him as reasonably requested by the Board which would not give rise to Good Reason and which is not cured within thirty (30) days after written notice is delivered (“Cure Period”) by the Chief Executive Officer to the Executive;

(iii)                   the Executive’s conviction of a felony;

(iv)                  the failure of the Executive to notify the Board of any material relationships between him and/or any member of his immediate family with any person or entity with whom the Company or any of its subsidiaries has a material business relationship; or

(v)                     a material breach of the provisions of Section 8, Section 9, or Section 10 of this Agreement by the Executive.

(d)                     Without Cause.

(i)                         The Company may terminate the Executive’s employment hereunder without Cause at any time upon written notice to the Executive.  Upon such termination, the Executive shall, in addition to the Accrued Termination Obligations and payment of any unpaid bonus earned for the fiscal year prior to the fiscal year of termination, have the right to receive from the Company, (A) for eighteen (18) months following the date of such termination, continued payment of the Base Salary at the rate in effect on the date of termination in accordance with the Payroll Policies (all such payments, collectively, the “Severance Payments”) and (B) reimbursement from the Company for the premiums the Executive pays for any continued medical, vision and dental coverage for the Executive and the Executive’s eligible dependents under the Company’s group health plans for eighteen (18) months following the date of such termination as provided in Section 7(j); provided, however, that the Company shall be entitled to amend or terminate generally any plans which are applicable generally to the Company’s senior executives (including the Chief Executive Officer), officers or other employees. Notwithstanding the foregoing, if the Executive accepts other employment, the Company’s obligation under Section 7(j) to reimburse the Executive for the premiums paid by the Executive for COBRA Coverage (as that term is defined below in Section 7(j)) shall immediately cease upon the Executive’s becoming eligible to participate in comparable medical, vision and dental coverage pursuant to such other employer’s plans, subject to his right to continue coverage at the Executive’s own expense to the extent required under COBRA.  The Company shall pay the Executive the cash severance benefits described in clause (A) in accordance with the Payroll Policies commencing on the first payroll date under the Payroll Policies that coincides with or immediately follows the date that is sixty (60) days following the date of the Executive’s Separation From Service.  The Executive will not be permitted to specify the year in which his payment will be made.  If the 60-day period spans two taxable years of the Executive, the cash severance benefits will begin to be paid in the later of such taxable years.  In the event that the Company is described in Section 409A(a)(2)(B)(i) of the Code and the Executive is a Specified Employee, the Company shall pay the Executive the cash severance benefits described in clause (A) in accordance with the Payroll Policies; provided, however, that the payments for the first six (6) months, to the extent (if any) such payments are subject to Section 409A, shall be accumulated and paid to the Executive on the date that is six (6) months and one day following the date of the Executive’s Separation From Service to the extent that earlier payment would result in adverse tax consequences under Section 409A.  Whether a Specified Employee or not, the Executive will not be paid the cash severance benefits described in clause (A) or entitled to the benefits described in clause (B) (except for the Executive’s rights under section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)), if the Executive has not fulfilled the Mutual Release requirements as applicable and as set forth in Section 7(h) below, and the Executive shall forfeit any right to such payments and benefits.

(ii)                      It is further acknowledged and agreed by the parties that the actual damages to the Executive in the event of termination under this Section 7(d) would be difficult if not impossible to ascertain, and, therefore, the remuneration and benefit continuation provisions set forth in this Section 7(d) shall be the Executive’s sole and exclusive remedy in the case of termination under this Section 7(d) and shall, as liquidated damages or severance pay or both, be considered for all purposes in lieu of any other rights or remedies, at law or in equity, which the Executive may have in the case of such termination, except that (1) the Executive shall continue to be entitled to any change of control plan entitlements relating to any change of control occurring prior to such termination under Section 7(d), and (2) all unvested equity awards which are subject to time-based vesting requirements, made to the Executive under the Mattress Firm Holding Corp. 2011 Omnibus Incentive Plan, shall immediately vest after the Executive has fulfilled the Mutual Release requirements as applicable and as set forth in Section 7(h) below, including the expiration of the revocation period for the Mutual Release.

(e)                      Resignation Without Good Reason. The Executive shall have the right to terminate his employment hereunder upon providing thirty (30) calendar days written notice to the Company, and upon such termination, all of the Executive’s rights to payments and any other benefits otherwise due hereunder (other than Accrued Termination Obligations) shall cease upon such termination.

(f)                       Resignation For Good Reason.

(i)                         The Executive shall have the right to terminate his employment hereunder at any time for Good Reason (as defined below).  Upon such termination, the Executive shall, in addition to the Accrued Termination Obligations and payment of any unpaid bonus earned for the fiscal year prior to the fiscal year of termination, have the right to receive from the Company the same Severance Payments and benefits (including those set forth in (1) and (2) of Section 7(d)(ii)) that he would have been entitled to receive had the Executive been terminated by the Company in accordance with Section 7(d) above, payable and receivable as provided in Section 7(d) above, including the provisions of Section 7(d) relating to the requirement of a Mutual Release as applicable subject to the requirements of Section 7(h) below.

(ii)                      The Executive shall have “Good Reason” for termination of his employment hereunder if any of the following has occurred without the Executive’s prior written consent; provided that the Executive shall not be deemed to have Good Reason unless (A) notice of the event or condition purportedly giving rise to Good Reason is given in writing no later than ninety (90) days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises, (B) there does not exist an event or condition which could serve as the basis of a termination of the Executive’s employment for Cause, (C) the Company has the benefit of the Cure Period to cure such event or condition and has not done so and (D) the Executive resigns no later than ninety (90) days following expiration of the Cure Period:

(1)                     (A) the Executive ceases to be the second highest ranking executive officer of the Company, (B) any of the Chief Operating Officer(s) of the Company cease to report to the Executive, or (C) a material diminution in the Executive’s duties or authority, including the Company’s requiring the Executive to report to anyone other than the Chief Executive Officer or the Board, or an assignment of duties materially inconsistent with the Executive’s position as sole President and sole Chief Strategy Officer; provided that if the Executive consents to the facts and circumstances giving rise to (1)(A) or (1)(B), in writing (such consent not to be unreasonably withheld, conditioned or delayed), then no Good Reason shall exist;

(2)                     any reduction in the Base Salary, perquisites (including vacation allowance) or the overall level of other benefits aside from (A) general changes made to benefit plans available to the employees or senior management of the Company for which the Executive and the Chief Executive Officer are eligible or for any reductions required by law, and (B) any such reduction which is materially commensurate with any such reduction borne by the Chief Executive Officer of the Company;

(3)                     (A) relocation, without the Executive’s written consent, of his principal place of employment more than twenty-five (25) miles outside of Rocklin, California, (B) the Company’s failure to reasonably provide the Executive with an office or a full-time base salary level payable to the Executive’s secretarial support, similar to that enjoyed by the Executive during his employment with Sleep Train, or (C) a change in benefits, excluding any base salary and bonus, enjoyed by the Chief Executive Officer, (other than as a result of general changes made to benefit plans available to the employees or senior management of the Company for which the Executive and the Chief Executive Officer are eligible or for any reductions required by law) that is not afforded to the Executive; or

(4)                     a material breach by the Company of this Agreement.

Notwithstanding the foregoing, the Executive shall not have “Good Reason” to terminate his employment if, after full reasonable disclosure by the Company of the relevant and applicable facts and circumstances, he has consented in writing to any event set forth above.  For the avoidance of doubt, a disagreement between the Executive and the Board with respect to the policies and strategies adopted or approved by the Board, or between the Executive and the Chief Executive Officer, with respect to the Company’s business and affairs, including without limitation matters set forth in any annual operating budget or strategic plan approved by the Board, shall not constitute “Good Reason” for purposes of this Agreement.

(g)                      Upon Expiration of the Term.  In the event the Company notifies the Executive that the Term will not automatically extend in accordance with Section 3 and there is an expiration of the Term at its regularly scheduled expiration date under Section 3 (a “Scheduled Expiration”), then, following the expiration of the Term and a concurrent termination of the Executive’s employment (regardless of whether such termination is by the Company or the Executive), the Executive shall, in addition to the Accrued Termination Obligations and payment of any unpaid bonus earned for the fiscal year prior to the fiscal year of termination, have the right to receive from the Company, the same Severance Payments and benefits (including those set forth in (1) and (2) of Section 7(d)(ii)) that he would have been entitled to receive had the Executive been terminated by the Company in accordance with Section 7(d) above, payable and receivable as provided in Section 7(d) above, including the provisions of Section 7(d) relating to the requirement of a Mutual Release subject to the requirements of Section 7(h) below; provided, however, that the Company shall be entitled to amend or terminate generally any plans which are applicable generally to the Company’s senior executives (including the Chief Executive Officer), officers or other employees. Notwithstanding the foregoing, if the Executive accepts other employment, the Company’s obligation under Section 7(j) to reimburse the Executive for the premiums paid by the Executive for COBRA Coverage (as that term is defined below in Section 7(j)) shall immediately cease upon the Executive’s becoming eligible to participate in comparable medical, vision and dental coverage pursuant to such other employer’s plans, subject to his right to continue coverage at the Executive’s own expense to the extent required under COBRA.  If the Executive is not a Specified Employee as of expiration of the Term, the Company shall pay the Executive the cash severance benefits described in clause (A) in the event of a Scheduled Expiration and such concurrent termination in accordance with the Payroll Policies commencing on the first payroll date under the Payroll Policies that coincides with or immediately follows the date that is sixty (60) days following the date of the Executive’s Separation From Service.  The Executive will not be permitted to specify the year in which his payment will be made.  If the 60-day period spans two taxable years of the Executive, the cash severance benefits will begin to be paid in the later of such taxable years. In the event that the Company is described in Section 409A(a)(2)(B)(i) of the Code and the Executive is a Specified Employee, the Company shall pay the Executive the cash severance benefits described in clause (A) in the event of a Scheduled Expiration and such concurrent termination in accordance with the Payroll Policies; provided, however, that the payments for the first six (6) months, to the extent (if any) such payments are subject to Section 409A of the Code, shall be accumulated and paid to the Executive on the date that is six (6) months and one day following the date of the Executive’s Separation From Service to the extent that earlier payment would result in adverse tax consequences under Section 409A.  Whether a Specified Employee or not, the Executive will not be paid the cash severance benefits described in clause (A) or entitled to the benefits described in clause (B) (except for the Executive’s rights under section 4980B of the Code and COBRA), if the Executive has not fulfilled the Mutual Release requirements as applicable and as set forth in Section 7(h) below, and the Executive shall forfeit any right to such payments and benefits.  For the avoidance of doubt, in no event shall Section 7(a)-(f) apply in the case of a termination covered by this Section 7(g), unless the Company prior to its notice shall have received notice of Good Reason from the Executive.  For the avoidance of doubt, in the event that the Executive notifies the Company that he does not desire to extend the Term in accordance with Section 3 above, then all of the Executive’s rights to payments and any other benefits otherwise due hereunder (other than any rights that the Executive may have under Section 5(b)(iv) in accordance with its terms and, in the case of a concurrent termination of the Executive’s employment, the Accrued Termination Obligations and payment of any unpaid bonus earned for the fiscal year prior to the fiscal year of termination) shall cease upon the expiration of the Term.

(h)                     Release.  For the avoidance of doubt, as a condition to the payments under Section 7(a), 7(d), 7(f) or 7(g), the Executive (or the Executive’s or his estate’s representative, if the Executive is incompetent or dead) shall execute and deliver to the Company a mutual release in a form that is reasonably agreeable to the Company and the Executive (“Mutual Release”), to be executed and delivered first by the Company and then by the Executive and, subject thereto, become irrevocable within sixty (60) days following termination.  No payment or benefits under Section 7(a), 7(d), 7(f) or 7(g) shall be required to be paid or provided unless or until the foregoing release requirements are satisfied, including the expiration of the revocation period.  Prior to the date that is sixty (60) days following the date of the Executive’s Separation from Service, the Executive must have signed and delivered to the Company the Mutual Release and the revocation period shall have expired.  This Section 7(h) is not intended to have any effect on the Company’s obligations or the Executive’s rights under COBRA.

(i)                         Section 409A.  This Agreement is intended to comply with the provisions of Section 409A of the Code, and shall be interpreted in a manner consistent with Section 409A, or, if applicable, an exclusion therefrom.  For purposes of this Agreement, all references to “termination,” “termination of employment” and correlative phrases shall mean a Separation From Service.  Each payment made under this Agreement shall be treated for the purposes of Section 409A as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.  Any reimbursements provided for in this Agreement shall be made consistent with the requirements of Section 1.409A-1(b)(9)(v) of the Treasury Regulations.

(j)                        Reimbursement of COBRA Premiums.  If, at the time the Executive’s employment with the Company terminates under Section 7(a), (d) or (f) or at the time the Term expires due to the election of the Company pursuant to Section 3 not to extend the Term beyond its then scheduled expiration date, the Executive is an active participant in the Company’s group medical plan and/or the Company’s group dental plan (collectively, the “Group Health Plan”) and the Executive timely elects under COBRA to continue the Executive’s and any qualifying dependent’s Group Health Plan coverage (“COBRA Coverage”) the Company will reimburse the Executive for the full amount of the premiums the Executive pays for COBRA Coverage under the Group Health Plan for up to the first eighteen (18) months the Executive maintains such COBRA Coverage, subject, with respect to each month, to the Executive’s submission of reasonable documentation that he has paid such premium, if reasonably requested by the Company.  Any reimbursements by the Company to the Executive required under this Section 7(j) shall be made on the last day of each month the Executive pays the amount required for such COBRA Coverage, for up to the first eighteen (18) months of COBRA Coverage if the Executive’s employment with the Company terminates under Section 7(a), (d),  (f) or (g).  If the Executive is a Specified Employee and the benefits specified in this Section 7(j) are taxable to the Executive and not otherwise exempt from Section 409A then any amounts to which the Executive would otherwise be entitled under this Section 7(j) during the first six months following the date of the Executive’s Separation From Service shall be accumulated and paid to the Executive on the date that is six months and one day following the date of the Executive’s Separation From Service. Except for any reimbursements under the applicable Group Health Plan that are subject to a limitation on reimbursements during a specified period, the amount of expenses eligible for reimbursement under this Section 7(j), or in-kind benefits provided, during the Executive’s taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive. The Executive’s right to reimbursement or in-kind benefits pursuant to this Section 7(j) shall not be subject to liquidation or exchange for another benefit.  Subject to the Executive’s Group Health Plan continuation rights under COBRA, the benefits listed in this Section 7(j) shall be reduced to the extent benefits of the same type are received by the Executive, the Executive’s spouse or any eligible dependent from any other person during such period, and provided, further, that the Executive shall have the obligation to notify the Company that the Executive or his spouse or other eligible dependent is receiving such benefits.  The Company shall retain the discretion to reasonably modify the manner in which the benefits described in this Section 7(j) are provided by the Company to the Executive to the extent reasonably necessary to comply with applicable law; provided, however, that the Company shall make such modifications so as to allow the Executive to continue to receive to the maximum extent possible the economic benefits contemplated by this Section 7(j).

Section 8.      Protection of Confidential Information; Non-Competition; Non-Solicitation.

(a)       Acknowledgment.  The Executive agrees and acknowledges that in the course of rendering services to the Company, he will acquire access to and become acquainted with confidential information about the professional, business and financial affairs of the Company, its subsidiaries and Affiliates that is non-public, confidential or proprietary in nature.  The Executive recognizes that in order to guard the legitimate interests of the Company, it is necessary for him to protect the Company’s trade secrets and other confidential information, which includes the Company’s goodwill and other proprietary information.

(b)       Confidential Information.  During and at all times after the Term, the Executive shall keep secret all non-public information, matters and materials of the Company (including any subsidiaries or Affiliates), including, but not limited to, know-how, trade secrets, mail order and customer lists, vendor or supplier information, pricing policies, operational methods, any information relating to the Company’s (including any subsidiaries’ or Affiliates’) products or product development, processes, product specifications and formulations, artwork, designs, graphics, services, budgets, business and financial plans, marketing and sales plans and techniques, employee lists and other business, financial, commercial and technical information of the Company (including any subsidiaries and Affiliates) (collectively, the “Confidential Information”), to which he has had or may have access and shall not use or disclose such Confidential Information to any person other than (A) the Company, its authorized employees and such other persons to whom the Executive has been instructed to make disclosure by the Board or the Chief Executive Officer of the Company, or to the extent necessary or desirable in the course of the Executive’s service to the Company or (B) as otherwise expressly required in connection with court process, as may be required by law and then only after consultation with the Board to the extent possible or (C) to the Executive’s personal advisors or to a court of competent jurisdiction for purposes of enforcing or interpreting this Agreement, and who in each case have been informed as to the confidential nature of such Confidential Information and, as to advisors, their obligation to keep such Confidential Information confidential.  “Confidential Information” shall not include any information which is in the public domain during the period of service of the Executive, provided such information is not in the public domain as a consequence of disclosure by the Executive in violation of this Agreement or by any other party in violation of a confidentiality or nondisclosure agreement with the Company.  Upon termination of his employment for any reason or at such earlier time requested by the Board, the Executive shall deliver to the Company all documents, data, papers and records of any nature and in any medium (including, but not limited to, electronic media) in his possession or subject to his control that (x) belong to the Company or (y) contain or reflect any Confidential Information concerning the Company, its subsidiaries and Affiliates.

(c)       Non-Competition.  The Executive agrees and acknowledges that the Company is engaged in a highly competitive business and the success of the Company in the marketplace depends upon its goodwill and reputation.  In exchange for good and valuable consideration received in connection with the Transaction, including the sale of the goodwill of Sleep Train, as set forth in the PSA, and his employment with the Company, the Executive agrees to abide by Section 6.5 of the PSA.  Further, the Executive agrees not to engage in the Restricted Activities within the Restricted Territory as defined in Section 6.5 of the PSA during the Term.

(d)       Non-Solicitation.  Given the good and valuable consideration pursuant to the PSA provisions, incorporated herein, and the acknowledgements and agreements of the Executive in Sections 8(a),(b), and (c) above, the Executive further acknowledges that his employment with the Company places him in a relationship of trust with the Company and agrees not to directly or indirectly disrupt, damage, impair, or interfere with the business of the Company.  Accordingly, in addition to the Executive’s covenants in Section 6.5 of the PSA, the Executive further agrees that during the Term and, provided that the Executive is receiving the remuneration and benefits to which he is entitled under Section 7(d), Section 7(f), and Section 7(g) for a period of twelve (12) months thereafter, the Executive shall not, in any capacity, whether for his own account or on behalf of any other person or organization, directly or indirectly, with or without compensation, (i) solicit, divert or encourage any officers, directors or key employees of the Company (including any subsidiary or Affiliate) to terminate his or her relationship with the Company

(including any subsidiary or Affiliate), (ii) solicit, divert or encourage any officers, directors or key employees of the Company (including any subsidiary or Affiliate) to become officers, directors, employees, agents, consultants or representatives of another business, enterprise or entity, or (iii) influence, attempt to influence or otherwise cause any of the clients, vendors, distributors or business partners of the Company (including any subsidiary or Affiliate) to transfer his, her or its business or patronage from the Company to any Competitor; provided, however, the running of such time period shall be tolled during any period of time during which the Executive violates this Section 8.  For purposes of this Section 8, “Competitor” means any person or entity engaged in or which proposes to engage in the business of the retail sale of mattresses.  For purposes of this Section 8(d), the Executive shall be deemed to be receiving the remuneration and benefits to which he is entitled, unless the Executive has provided written notice to the Company to the contrary and the Company has not cured any such breach to the mutual satisfaction of the Executive and the Company within sixty (60) calendar days of receipt of such written notice.

(e)       Remedies for Breach.  The Company and the Executive agree that the restrictive covenants contained in this Agreement are severable and separate, and the unenforceability of any specific covenant herein shall not affect the validity of any other covenant set forth herein.  The Executive acknowledges that the Company will suffer irreparable harm as a result of a breach of such restrictive covenants by the Executive for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate.  Accordingly, in the event of any actual or threatened breach by the Executive of any provision of this Agreement, the Company shall, in addition to any other remedies permitted by law, be entitled to obtain remedies in equity, including, but not limited to, specific performance, injunctive relief, a temporary restraining order, and a preliminary or permanent injunction in any court of competent jurisdiction, and to prevent or otherwise restrain a breach of this Section 8 without the necessity of proving damages or posting a bond or other security, to the maximum extent permitted by applicable law.  Such relief shall be in addition to and not in substitution of any other remedies available to the Company.  The Executive shall not defend on the basis that there is an adequate remedy at law but the Executive shall be entitled to contest on the grounds that no such breach or threatened breach has occurred.  In addition to and not in lieu of any other remedy that the Company may have under this Section 8 or otherwise, in the event of any breach of any provision of this Section 8, Section 9 or Section 10 during the period during which the Executive is entitled to receive payments and benefits pursuant to Section 7, such period shall be deemed to have terminated as of the date of such breach and the Executive shall not thereafter be entitled to receive any remuneration or other payments or benefits under this Agreement with respect to periods following such date.  The Company further reserves all rights pursuant to the PSA.

(f)        Modification.  The parties agree and acknowledge that the duration, scope and geographic area of the covenants described in this Section 8 are fair, reasonable and necessary in order to protect the Confidential Information, goodwill and other legitimate interests of the Company and that adequate consideration has been received by the Executive for such obligations.  The Executive further acknowledges that after termination of his employment with the Company for any reason, he will be able to earn a livelihood without violating the covenants described in this Section 8 and the Executive’s ability to earn a livelihood without violating such covenants is a material condition to his employment with the Company.  If, however, for any reason any court of competent jurisdiction determines that the restrictions in this Section 8 are not reasonable, that consideration is inadequate or that the Executive has been prevented unlawfully from earning a livelihood, such restrictions shall be interpreted, modified or rewritten to include the maximum duration, scope and geographic area identified in this Section 8 as will render such restrictions valid and enforceable.

Section 9.      Certain Agreements.

(a)       Suppliers.  The Executive does not have, and at any time during the Term shall not have, any employment with or any direct or indirect interest in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise) any supplier or vendor to the Company (including its subsidiaries or Affiliates); provided, however, that the Executive shall be permitted to own less than five percent (5%) of any class of publicly traded securities of any company, without directing or participating, whether directly or indirectly, in the management or operations of any such company.

(b)       Certain Activities.  During the Term, the Executive shall not knowingly (i) without the prior approval of the Board give or agree to give, any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official or any other person who is or may be in a position to assist or hinder the Company or its Affiliates in connection with any proposed transaction, which gift or similar benefit, if not given or continued in the future, might adversely affect the business or prospects of the Company or its Affiliates, (ii) use any corporate or other funds for unlawful contributions, payments, gifts or entertainment, (iii) make any unlawful expenditures relating to political activity to government officials or others, (iv) establish or maintain any unlawful or unrecorded funds in violation of Section 30A of the Securities Exchange Act of 1934, as amended, and (v) accept or receive any unlawful contributions, payments, gifts, or expenditures.

Section 10.    Intellectual Property.  Unless prohibited by applicable law, the Executive hereby assigns, and agrees to assign, to the Company all his rights, title, and interest in and to all Intellectual Property and Intellectual Property Rights (as defined and set forth in the PSA) that may be invented, conceived, developed or enhanced by the Executive (“Assigned IP”) as of the date hereof and during the Term and, provided that the Executive is receiving the remuneration and benefits to which he is entitled under Section 7(d), Section 7(f), and Section 7(g), within one year following his termination of employment with the Company, whether voluntary, or otherwise, if the Assigned IP (a) relates, at the time of creation, conception or reduction to practice of the Assigned IP to (i) the Company’s or its Affiliates’ business, project or products, or to the manufacture or utilization thereof, or (ii) the actual or demonstrably anticipated research or development for the business of the Company or its Affiliates; (b) results from any work performed directly or indirectly by the Executive for the Company or its Affiliates; or (c) results, at least in part, from the Executive’s use of the Company’s or its Affiliates’ time during business hours, equipment, supplies, facilities, or trade secret information.  Any Assigned IP shall be the sole property of the Company or its Affiliate, as the case may be, subject to applicable laws, and the Executive hereby waives any right or interest that he may otherwise have in respect thereof.  Upon reasonable request of the Company, Executive shall execute, acknowledge and deliver, at the Company’s expense, any instrument or document reasonably necessary for the Company or its Affiliate, as the case may be, to document or demonstrate the assignment in this Section 10.  All copyrightable works that the Executive creates during the Term and within the scope of the Executive’s employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.  Notwithstanding the above, Intellectual Property regarding the Foundations or such Intellectual Property unrelated to the Company’s business and which were conceived, reduced to practice, created, derived, developed or made by the Executive prior to his employment with the Company, specifically described on Schedule 1 attached hereto, or derived or developed after the date hereof from the Intellectual Property described on Schedule 1 attached hereto, are excluded from the Assigned IP.

Section 11.    Certain SEC Filings.  So long as the Executive remains an officer or director of the Company, the Company shall, at its sole cost and expense, prepare on behalf of the Executive any reports required to be filed by the Executive under Section 16 or Section 13(d) of the Securities Exchange Act of 1934, as amended, regarding the Executive’s direct or indirect holdings or transactions in equity securities of the Company, so long as the Executive timely provides the Company all information required to prepare such reports.

Section 12.    Notices.  All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile, (c) one day after delivery to an overnight delivery courier, or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices shall be as follows:

(i)        For notices and communications to MFHC and MFI:

Mattress Firm Holding Corp.
5815 Gulf Freeway

Houston, Texas 77023
Attn: Steve Stagner and Alex Weiss

with a copy to:

Mattress Firm Holding Corp.
5815 Gulf Freeway

Houston, Texas 77023
Attn: General Counsel

(ii)       For notices and communications to the Executive:

Dale R. Carlsen

4365 Whispering Oak Circle

Granite Bay, CA 95746

Email: daleprivate@sleeptrain.com

with a copy to:

Shartsis Friese LLP

One Maritime Plaza, 18th Floor

San Francisco, CA 94111

Attn: Derek H. Wilson

Email: DWilson@sflaw.com

Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

Section 13.    General.

(a)       Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware,  regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b)       Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE PARTIES HERETO, HEREBY WAIVE AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT TO ANY CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF AND/OR THE EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR SEPARATION THEREFROM.  THE EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN INFORMED BY THE COMPANY THAT THIS SECTION 13(b) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE COMPANY IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13(b) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(c)       Amendment; Waiver.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(d)       Successors and Assigns.  This Agreement shall be binding upon the Executive, without regard to the duration of his employment by the Company or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of the Executive are personal and may be performed only by him.  The Company may assign this Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business(es), whether by merger, consolidation or otherwise.  This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns.

(e)       Withholding.  The Company shall be entitled to withhold from any payments or deemed payments any amount of withholding required by law.

(f)        Counterparts; Effectiveness.  This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original and all of which together shall be considered one and the same agreement, and will become effective when each of the Company and the Executive receives a counterpart hereof that has been executed by the other.

(g)       Severability.  If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.

(h)       Entire Agreement.  This Agreement and any documents referenced herein, including the provisions of the PSA and any documents contemplated or referenced in the PSA, collectively constitute the entire agreement between the Executive and the Company and any of the respective Affiliates with respect to the terms and conditions of the Executive’s employment with the Company and supersedes all prior agreements, arrangements, promises and understandings, whether written or oral, between the Executive and the Company and any of the respective Affiliates with respect to those subject matters.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MATTRESS FIRM HOLDING CORP.

By:	/s/ Alex Weiss
Name:	Alex Weiss
Title:	Executive Vice President and Chief Financial Officer

MATTRESS FIRM, INC.
By:	/s/ Alex Weiss
Name:	Alex Weiss
Title:	Executive Vice President and Chief Financial Officer

/s/ Dale R. Carlsen
Dale R. Carlsen

Schedule 1

DomainName	TLD	Status
ANDREWWILSON.ME	.me	Active
ANDREWWILSON.MOBI	.mobi	Active
ANDREWWILSON.US	.us	Active
JOEYCARLSE.NET	.net	Active
JOEYCARLSEN.BIZ	.biz	Active
JOEYCARLSEN.COM	.com	Active
JOEYCARLSEN.INFO	.info	Active
JOEYCARLSEN.ME	.me	Active
JOEYCARLSEN.MOBI	.mobi	Active
JOEYCARLSEN.NET	.net	Active
JOEYCARLSEN.ORG	.org	Active
JOEYCARLSEN.US	.us	Active
JOSEPHCARLSEN.BIZ	.biz	Active
JOSEPHCARLSEN.COM	.com	Active
JOSEPHCARLSEN.INFO	.info	Active
JOSEPHCARLSEN.ME	.me	Active
JOSEPHCARLSEN.MOBI	.mobi	Active
JOSEPHCARLSEN.NET	.net	Active
JOSEPHCARLSEN.US	.us	Active
MEGHANCARLSEN.BIZ	.biz	Active
MEGHANCARLSEN.COM	.com	Active
MEGHANCARLSEN.INFO	.info	Active
MEGHANCARLSEN.ME	.me	Active
MEGHANCARLSEN.MOBI	.mobi	Active
MEGHANCARLSEN.NET	.net	Active
MEGHANCARLSEN.ORG	.org	Active
OLLFOUNDATION.COM	.com	Active
OLLFOUNDATION.INFO	.info	Active
OLLFOUNDATION.NET	.net	Active
OLLFOUNDATION.ORG	.org	Active
OUR-LITTLE-LIGHT-FOUNDATION.ORG	.org	Active
OURLITTLELIGHTFOUNDATION.COM	.com	Active
OURLITTLELIGHTFOUNDATION.INFO	.info	Active
OURLITTLELIGHTFOUNDATION.NET	.net	Active
OURLITTLELIGHTFOUNDATION.ORG	.org	Active
WINESGALORE.COM	.com	Active

Schedule 1 to Employment Agreement — Dale R. Carlsen